Exhibit 10.1
December 20, 2005
[Insert name and address]
     Re: Acceleration of Stock Options
Dear [insert first name],
     I am pleased to advise you that, effective December 20, 2005, the Compensation Committee of Covad Communication Group, Inc.’s (the “Company”) Board of Directors accelerated the vesting of a major portion of your unvested stock options granted under the Company’s 1997 Stock Plan (the “Plan”).
     The Committee also felt it appropriate to require the Company’s Section 16 officers and directors to hold the shares acquired upon the exercise of these options until their original vesting date, or, if earlier, the date that you cease to be a Service Provider (as that term is defined in the Plan). This also means that you will not be able to execute a “cashless” exercise of the accelerated options until the original vesting date.
     Feel free to call me if you have any questions.
Sincerely,
Charles Hoffman
     I acknowledge that my stock option agreements, including this amendment to my stock option agreements, and the Company’s 1997 Stock Plan constitute the entire understanding and agreement between me and the Company with respect to the subject matter contained herein or therein, and there are no agreements, understandings, restrictions, representations, or warranties between me and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. If any of my Option(s) is an Incentive Stock Option (“ISO”) whose continued treatment as an ISO would be diminished or eliminated due to application of the $100,000 ISO limit to this vesting acceleration, I nonetheless agree to the vesting acceleration.
ACKNOWLEDGED AND AGREED
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[insert full name]